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                                                                  EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of the 1st day of April, 1996, by and among ADAM DIASTI, D.D.S., P.A., a Florida professional association ("Diasti"), COAST DENTAL SERVICES, INC., a Delaware corporation ("Coast"), RICHARD J. SHAWN, D.M.D., P.A., a Florida professional association ("Seller"), EAST COAST DENTAL MANAGEMENT, INC., a Florida corporation ("East Coast"), and RICHARD J. SHAWN, D.M.D., an individual ("Shawn").

                              W I T N E S S E T H:

         WHEREAS, Seller is a professional dental practitioner with its principal place of business located at 1610 International Speedway Boulevard, Daytona Beach, Florida 32114 and with other business locations in Volusia and Flagler Counties, Florida which locations are set forth on EXHIBIT A annexed hereto and made a part hereof (the "Practice");

         WHEREAS, East Coast is a corporation with its principal place of business located at 1610 International Speedway Boulevard, Daytona Beach, Florida 32114, the business and assets of which have been informally transferred to Seller and such business and assets are also part of the Practice (unless otherwise clearly indicated to the contrary, Seller and East Coast are hereinafter together referred to as the Seller);

         WHEREAS, Shawn is an individual residing at 22 Ormond Parkway, Ormond Beach, Florida 32176, who is licensed to practice dentistry in the State of Florida and is the sole owner of all of the equity interests of Seller and East Coast;

         WHEREAS, Coast offers comprehensive facilities, management assistance, a uniform operational system and other services to professional dental practitioners with its principal place of business at 25400 U.S. Highway 19, Suite 225, Clearwater, Florida 34623;

         WHEREAS, Diasti is a professional dental practitioner with its principal place of business at 25400 U.S. Highway 19, Suite 225, Clearwater, Florida 34623; and

         WHEREAS, Coast and Diasti (together, the "Buying Parties") desire to acquire and Seller desires to sell to the Buying Parties substantially all of the assets of the Practice upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE




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         1.1 Sale of Assets. At the Closing (as defined in Section 2.1 hereof)
Seller shall (a) grant, sell, convey, assign, transfer and deliver to Coast, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (i) the name "Volusia Dentalcare" and all goodwill associated therewith, and (ii) substantially all of the assets, properties and rights of Seller constituting the Practice or used therein (except for accounts receivables, patient lists and patient records) as set forth on SCHEDULE 1.1 annexed hereto and made a part hereof; and (b) grant, sell, convey, assign, transfer and deliver to Diasti, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to Seller's complete patient list, including names, addresses and telephone numbers, and patient records (such assets, properties, rights, patient lists and patient records are collectively referred to as the "Assets"). All Assets shall be free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as defined in Section 3.1(i) hereof).

            1.1.1 Included Assets. The Assets shall include, without limitation, the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Practice, except as otherwise expressly set forth in Section 1.1.2 hereof:

                  a. all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property;

                  b. all inventory;

                  c. all supplies;

                  d. all leases, leasehold improvements and fixtures;

                  e. all prepaid items, notes, and unbilled costs and fees;

                  f. to the extent permitted by applicable law, all rights under any written or oral contract, agreement, lease (including rights to security deposits unless otherwise excluded in this Agreement), plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                  g. all rights under a patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

                  h. all data bases used in the Practice or under development;



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                  i. all rights arising out of occurrences before or after the
         Closing, including without limitation all rights under express or implied warranties relating to the Assets;

                  j. all information, files, records, data, plans, contracts and recorded knowledge, including patient and supplier lists, employee records and patient records related to the foregoing and the operation of the Practice;

                  k. the names "Volusia Dentalcare," "Volusia Dental Centers" and "East Coast Dental Management;" and

                  l. the rights of Seller as Plan Administrator and Shawn as Plan Trustee under that certain Richard J. Shawn, D.M.D., P.A. Cafeteria Plan.

            1.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following:

                  a. cash on hand or on account;

                  b. the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the organization of Seller as a professional association;

                  c. any employee loans or advances;

                  d. the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds;

                  e. the rights which accrue or will accrue to Seller under this Agreement;

                  f. accounts receivable; or

                  g. the security deposits held in connection with the real estate leases at _________________ and ______________________.

         1.2 The Purchase Price.

            1.2.1 Purchase Price. The total purchase price to be paid by the Buying Parties to Seller (which term as used throughout this Section 1.2.1 does not include East Coast) and to East Coast for the purchase of the Assets and payment to Shawn for his entry into a covenant not to compete is One Million Eight Hundred Thousand Dollars ($1,800,000.00) (the "Purchase Price"). The Purchase Price shall be payable as follows: (i) at the Closing as partial


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consideration for the purchase of Assets other than the patient list and patient records, Coast shall pay Seller the sum of Three Hundred Thousand Dollars ($300,000.00) by wire transfer in immediately available funds to a bank account of Seller as per written instructions of Seller given to Coast at least 24 hours prior to the Closing; (ii) at the Closing as additional consideration for the purchase of Assets other than the patient list and patient records, Coast shall deliver to Seller one (1) promissory note in the aggregate principal amount of Two Hundred Thousand Dollars ($200,000.00), substantially in the form of EXHIBIT B annexed hereto and made a part hereof (the "Coast Note"); (iii) at the Closing as consideration for the purchase of the patient list and patient records, Diasti shall deliver to Seller one (1) promissory note in the aggregate principal amount of Three Hundred Thousand Dollars ($300,000.00) substantially in the form of EXHIBIT C annexed hereto and made a part hereof (the "Diasti Note"), (iv) at the Closing as consideration for Shawn's entry into the covenant not to compete, Coast shall deliver to Shawn two (2) promissory notes in individual principal amounts of One Hundred Thousand Dollars ($100,000.00) and Nine Hundred Thousand Dollars ($900,000.00) substantially in the forms of EXHIBIT D and EXHIBIT E annexed hereto and made a part hereof (the "Shawn
Notes") (the Coast Note, the Diasti Note and the Shawn Notes are hereinafter referred to as the "Notes").

                  1.2.2 Allocation of Purchase Price. The Purchase Price and the liabilities assumed by the Buying Parties in accordance with Section 1.3 hereof and any non-recourse liabilities to which any Asset is subject as finally determined shall be allocated among the Assets acquired hereunder as described on SCHEDULE 1.2.2 hereof. Each of Seller, Shawn, Coast and Diasti hereby covenants and agrees that he or it will not take a position that is in any way inconsistent with the terms of this Section 1.2.2 on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding.

         1.3 Assumption of Certain Liabilities and Contracts. The Buying Parties shall not assume any responsibility or liability of any kind for any of the debts, obligations, liabilities, expenses, taxes, contracts or commitments of Seller, whether accrued, absolute, contingent or otherwise, except as expressly set forth in SCHEDULE 1.3 hereto. From and after the Closing Date, the Buying Parties agree to assume responsibility for the performance of the contracts which are described in SCHEDULE 1.3 attached hereto and made a part hereof, required to be performed after the Closing Date; provided, however, that the Buying Parties shall have no responsibility to perform any such activities to the extent not disclosed hereunder.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                   THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place on April 22, 1996, at the offices of Shumaker, Loop & Kendrick, 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida 33602 or at such other location as the parties shall mutually agree. The date of the Closing is sometimes herein referred to as the "Closing Date."



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         2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                  (a) Seller shall deliver to the Buying Parties the following:

                           (i) such bills of sale with covenants of warranty,
                  assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to the Buying Parties and their counsel, as shall be necessary and effective to transfer and assign to and vest in the Buying Parties all of Seller's right, title and interest in and to the Assets, including without limitation, (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

                           (ii) original instruments of consent or waiver duly
                  executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to the Buying Parties hereunder and requiring a consent or waiver therefore;

                           (iii) a duly executed copy of a Security Agreement
                  (the "Security Agreement") granting the Seller a security interest in the real property leasehold interests and the names "Volusia Dentalcare" and "Volusia Dental Centers" transferred to Coast pursuant to this Agreement and the patient lists and records transferred to Diasti pursuant to this Agreement in a form to be agreed to by the parties for the purpose of assuring that the Seller may immediately reenter and assume the Practice upon the occurrence of an Event of Default by Buying Parties as defined in Section 7.1 hereof; and

                           (iv) such other certificates and documents as the
                  Buying Parties or their counsel may reasonably request.

                  (b) Shawn shall deliver to the Buying Parties the following:

                           (i) a duly executed copy of an Employment Agreement
                  and Covenant Not to Compete (the "Employment Agreement), in the form annexed hereto as EXHIBIT F which by virtue of the substantial goodwill associated with the employment of Shawn will contain a liquidated damages provision in the amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) if Shawn leaves the employ of Diasti without cause or is discharged for cause;



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                           (ii) a duly executed copy of a Lease Agreement (the
                  "Lease Agreement), in the form annexed hereto as EXHIBIT G;
                  and

                           (iii) such other certificates and documents as the
                  Buying Parties or their counsel may reasonably request.

Simultaneously with delivery of the items set forth in subsections (a) and (b) of this Section 2.2, Seller shall take all such steps as may be required to put the Buying Parties in actual possession and operating control of the Assets.

                  (c) The Buying Parties shall deliver to Seller the following:

                           (i) the portion of the Purchase Price due at Closing;

                           (ii) the Coast Note;

                           (iii) the Diasti Note;

                           (iv) a duly executed copy of the Security Agreement;
                  and

                           (v) such other certificates and documents as Seller
                  or its counsel may reasonably request.

                  (d) The Buying Parties shall deliver to Shawn the following:

                           (i) the Shawn Notes;

                           (ii) a duly executed copy of the Employment
                  Agreement;

                           (iii) a duly executed copy of the Lease Agreement;
                  and

                           (iv) such other certificates and documents as Shawn
                  or his counsel may reasonably request.

         2.3 Further Assurances. Seller, from time to time after the Closing and at the Buying Parties' request, will execute, acknowledge and deliver to the Buying Parties such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buying Parties may reasonably require in order to vest more effectively in the Buying Parties, or to put the Buying Parties more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


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                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Buying Parties that, except as set forth on the Schedules attached hereto and made a part hereof, each of which exception shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder:

                  (a) Legal Power and Enforceable Obligations. Seller is a professional association and East Coast is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Seller and East Coast have the power, authority and legal right to own, lease and operate their respective Assets, to conduct the Practice as currently conducted, and to execute, deliver and perform this Agreement. This Agreement and all the other documents and instruments required to be delivered by Seller and East Coast in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly executed and delivered on behalf of Seller and East Coast and constitute, or will constitute, the legal, valid and binding obligations of Seller and East Coast, enforceable against Seller and East Coast in accordance with their respective terms.

                  (b) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller,
         (iii) the Articles of Incorporation or By-Laws of Seller, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. No authorization, approval or consent of, and no filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or the sale to the Buying Parties of the Assets.

                  (c) No Third Party Options. There are no existing agreements with, options or commitments to or rights of any person to acquire any of the Assets or any interest therein.

                  (d) Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are


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         usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

                  (e) Absence of Undisclosed Liabilities. Seller has no liabilities or obligations with respect to the Practice, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except those liabilities incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business and except for those liabilities disclosed in SCHEDULE 1.3 hereof. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                  (f) Books of Account. The books, records and accounts of Seller maintained with respect to the Practice accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Practice. Seller has not engaged in any transaction, maintained any bank account or used any of the funds of Seller in the conduct of the Practice except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Practice.

                  (g) Taxes. Seller has filed all tax returns and forms required to be filed, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due, or will do so prior to the Closing Date. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other tax except as shown on such returns. Seller is not a party to any pending action or proceeding and, to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for the assessment or collection of any tax and no resolved claim for assessment or collection of any tax has been asserted against Seller. There is no pending proceeding to reduce the assessed valuation of any portion of the Assets. Seller has delivered to the Buying Parties a true and complete copy of its tax return for its fiscal year ended December 31, 1994 together with all notes and schedules filed therewith. Such tax return fairly presents the financial position of Seller for the period covered thereby.

                  (h) Absence of Changes. Since December 31, 1994, Seller with respect to the Practice has not:

                           (i) incurred any liabilities, other than liabilities
                  incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any


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



                  material damage or risk of material loss to Seller or any of its assets or properties;

                           (ii) sold, encumbered, assigned or transferred any
                  assets or properties;

                           (iii) created, incurred, assumed or guaranteed any
                  indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                           (iv) made or suffered any amendment or termination of
                  any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                           (v) suffered any damage, destruction or loss, whether
                  or not covered by insurance, materially and adversely affecting the Practice and its related operations, assets, properties, prospects or condition (financial or otherwise) or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Practice;

                           (vi) suffered any material adverse change in the
                  Practice and its related operations, assets, properties, prospects or condition (financial or otherwise);

                           (vii) received notice or had knowledge of any actual
                  or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Practice or its related operations, assets, properties, prospects or condition (financial or otherwise);

                           (viii) increased or decreased the salaries or other
                  compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

                           (ix) changed any of the accounting principles
                  followed by it or the methods of applying such principles; or

                           (x) entered into any transaction other than in the
                  ordinary course of business consistent with past practice.

                  (i) Title to Assets. Seller has and shall transfer to the Buying Parties at the Closing good, valid and marketable title to all of the Assets being sold and transferred


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         hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for those liens described in SCHEDULE 3.1(I) attached hereto and made a part hereof ("Permitted Liens").

                  (j) Accounts Receivable. The accounts receivable of Seller arising from the Practice are valid and genuine, have arisen out of bona fide performances of services in the ordinary course of business consistent with past practice, are not subject to valid defenses, set-offs or counterclaims.

                  (k) Compliance with Law; Authorizations. Seller has complied in all material respects with, and is not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Seller's Practice and its related operations, assets or properties is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are material for it to conduct its Practice as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of its business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. All such Authorizations are listed and described in
         SCHEDULE 3.1(K) attached hereto and made a part hereof. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

                  (l) Litigation. Except as disclosed in SCHEDULE 3.1(L) attached hereto and made a part hereof, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened against Seller or relates to the Assets or the transactions contemplated by this Agreement, the Lease Agreement, the Employment Agreement or the Security Agreement (the Lease Agreement, the Employment Agreement and the Security Agreement are collectively referred to herein as the "Related Agreements"), nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, the Assets or the transactions contemplated hereby or thereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, the Assets or the transactions contemplated hereby.



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



                  (m) Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Practice. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions. Seller has paid its employees all wages, commissions and accruals for earned vacation, personal days and sick leave owing through the Closing Date except as disclosed on SCHEDULE 3.1(M) attached hereto and made a part hereof. The consummation of the transactions contemplated hereby will not cause either of the Buying Parties to incur or suffer any liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity and any such claim made against the Buying Parties for reason of any termination or separation of any employee on or before Closing, or otherwise resulting from the sale of the Assets pursuant to this Agreement, shall be the sole responsibility of Seller. Except as set forth in SCHEDULE 3.1(M), (i) no employee of Seller has any contractual right to continued employment by Seller following the consummation of the sale of the Assets pursuant to this Agreement; and (ii) the Buying Parties shall be free to offer employment to such employees of Seller as the Buying Parties may determine and on such terms and conditions as the Buying Parties may determine. Set forth in SCHEDULE 3.1(M) is an accurate and complete list of all employees employed by Seller in the Practice showing as to each the nature of the employee's job, years of service, the amount or rate of compensation, all accruals of vacation, personal days, sick leave, and any other benefits due the employee and other matters which may be reasonably required by the Buying Parties.

                  (n) Availability of Documents. Seller has made available to the Buying Parties copies of all documents including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, trademarks, tradenames, service marks and applications therefor listed in the Disclosure Schedule hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

                  (o) Necessary Assets. The Assets include all rights and property necessary to the conduct of the Practice by the Buying Parties in the manner it is presently conducted by Seller and no property excluded from the Assets hereof constitutes property or rights material to the Practice.



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



                  (p) Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, assets or prospects of the Practice which are known to Seller which would materially adversely affect the Practice or the operations, prospects or condition (financial or otherwise) of Seller considered as a whole, other than such conditions as may affect as a whole the economy generally. Seller has used its best efforts to keep available for the Buying Parties the services of the employees, agents, patients and suppliers of Seller active in the conduct of the Practice. Seller does not have any reason to believe that any loss of any employee, agent, patient or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

                  (q) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Practice or included in the Assets (the "Real Property") is listed on SCHEDULE 3.1(Q) attached hereto and made a part hereof. The use and operation of the Real Property is in compliance in all material respects with all applicable building code, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations. No portion of the Real Property is the subject of, or affected by, any condemnation or eminent domain proceeding or any covenant or other restriction preventing or limiting Seller's right to convey right, title and interest in the Real Property or to use the Real Property for the various purposes for which the Real Property is currently being used. Seller has delivered to the Buying Parties true and complete copies of each lease pursuant to which Seller leases any Real Property. Each such lease is in full force and effect and has not been assigned, modified, supplemented or amended. Neither Seller nor the landlord under any lease is in material default of the terms of any such lease and, to Seller's knowledge, no circumstances or state of facts currently exist which, with the giving of notice or the passage of time or both would permit the landlord under any lease to terminate such lease.

                  (r) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Seller to the Buying Parties pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Seller has not failed to disclose to the Buying Parties any event, condition or fact which Seller knows, or has reasonable grounds to know, which may materially adversely affect the Assets or the operations, prospects or condition (financial or otherwise) of the Practice.

         3.2 Representations and Warranties of the Buying Parties. The Buying Parties represent and warrant to Seller as follows:

                  (a) Corporate Existence.

                           (i) Diasti is a professional association duly
                  organized, validly existing and in good standing under the laws of the State of Florida.

                           (ii) Coast is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Power and Authorization. Each of the Buying Parties has the power, authority and legal right to execute, deliver and perform this Agreement, the Notes and the Related Agreements to which they are parties. This Agreement, the Notes and the Related Agreements have been duly executed and delivered by the Buying Parties and constitute legal, valid and binding obligations of the Buying Parties enforceable against the Buying Parties in accordance with their respective terms.

                  (c) Validity of Contemplated Transactions. The execution, delivery and performance by the Buying Parties of this Agreement, the Notes and the Related Agreements do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which either of the Buying Parties is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either of the Buying Parties, (iii) the Certificate of Incorporation or By-Laws of Coast,
         (iv) the Articles of Incorporation or By-Laws of Diasti, or (v) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either of the Buying Parties is a party or by which either of the Buying Parties is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Buying Parties.

                  (d) Financial Statements. The draft financial statements of Coast as of December 31, 1994 and December 31, 1995 furnished to Seller are to Coast's knowledge true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and shall present fairly the financial condition as of the dates thereof and the results of its operations for the periods then ended. Since December 31, 1995, there have been no changes in the assets or liabilities or condition of business of Coast which are not set forth in the December 31, 1995 financial statements, other than changes in the ordinary course of business which are not materially adverse.

                  (e) Taxes. The Buying Parties have duly filed all required federal, state and other tax returns and all federal, state and other taxes, assessments and other governmental charges upon the Buying Parties which are due and payable have been paid. There are no deficiencies and taxes existing, threatened or to the Buying Parties' knowledge existing or proposed for any year not disclosed in the financial statements described in Section 3.2(d) above.

                  (f) Absence of Litigation. Neither of the Buying Parties is involved in any actions, proceedings or investigations which may result in any material adverse change in its business or condition and no such action, proceeding or investigation is threatened to its knowledge.

                  (g) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by the Buying Parties to the Seller and/or Shawn pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. The Buying Parties have not failed to disclose to the Seller or Shawn any event, condition or fact which the Buying Parties know, or have reasonable grounds to know, which may materially adversely affect the operations, prospects or condition (financial or otherwise) of the Buying Parties.

                ARTICLE IV - CONDITIONS PRECEDENT TO THE CLOSING

         4.1 Conditions Precedent to the Buying Parties' Obligations. All obligations of the Buying Parties under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                  (a) Compliance with this Agreement. Seller and Shawn shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it and/or him prior to or at the Closing.

                  (b) Due Diligence. The Buying Parties shall have completed to their satisfaction a due diligence review of Seller, the Practice and the Assets, which shall include verification that the Practice has been run in the ordinary course since December 31, 1994, and that the Assets, liabilities, obligations, revenues, vendor relations, patient relations, and tax liabilities of the Seller are as represented and anticipated by the Buying Parties. The Seller agrees to cooperate and make available to the Buying Parties, and the Buying Parties' employees and accountants, all of the Seller's books and records and to make available the Seller's officers, employees and agents in assisting the Buying Parties to complete their due diligence investigations. The Buying Parties may conduct their due diligence investigations from the date first above written to, and including, the Closing Date.

                  (c) No Adverse Changes. No change other than as contemplated or permitted by this Agreement, or other than in the ordinary course, shall have occurred with respect to the business, operations, prospects or condition (financial or otherwise) of the Practice or any of the Assets, which shall have been material and adverse to Seller.

                  (d) Consents and Approvals. The Buying Parties shall have received those written consents and approvals necessary or desirable for the transfer of the Assets to the Buying Parties.

                  (e) Removal of Liens. Seller shall have obtained valid, binding and enforceable releases, satisfactions and discharges of all liens, charges and encumbrances affecting the Assets except for those liens described in SCHEDULE 3.1(I) hereof.

                  (f) Lease Agreement. Shawn shall have delivered an executed copy of the Lease Agreement.

                  (g) Employment Agreement. Shawn shall have entered into the Employment Agreement.


                  (h) Security Agreement. Seller shall have entered into the Security Agreement.

         4.2 Conditions Precedent to Seller's and Shawn's Obligations. All obligations of Seller and Shawn under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                  (a) Compliance with this Agreement. The Buying Parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (b) The Notes. The Buying Parties shall have entered into the Notes.

                  (c) Lease Agreement. Coast shall have entered into the Lease Agreement.

                  (d) Employment Agreement. Diasti shall have entered into the Employment Agreement.

                  (e) Security Agreement. The Buying Parties shall have entered into the Security Agreement.

                  (f) Tax Filings. Coast shall have delivered to Seller Coast's federal and state income tax filings for the years ending December 31, 1993 and December 31, 1994.

         4.3 Risk of Loss Prior to Closing. The risk of any loss, destruction or other damage to the Assets, other than ordinary wear and tear, prior to the completion of the Closing, shall be solely that of Seller.

                           ARTICLE V - INDEMNIFICATION

         5.1 Indemnification Obligation of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless each of the Buying Parties and their successors and assigns (an "Indemnified Buyer Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                           (i) any and all liabilities and obligations of Seller
                  of any nature whatsoever not disclosed in this Agreement and expressly assumed by the Buying Parties;

                           (ii) any and all actions, suits, claims, or legal,
                  administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller or the Practice in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction of Seller or any director, officer, employee, agent, representative or subcontractor of Seller prior to the Closing Date; or

                           (iii) any misrepresentation, breach of warranty or
                  nonfulfillment of any agreement or covenant on the part of Seller or Shawn under this Agreement or the Related Agreements, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to the Buying Parties pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, or the Related Agreements; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this Section 5.1.

         Each of the Buying Parties shall have the right to set-off their respective payment obligations under the Notes for any indemnification obligations of Seller herein to the full extent of such indemnification obligation and without regard to which of the Buying Parties has incurred or suffered the loss or damage. Without limiting the foregoing, such right of set-off shall apply to Diasti's right to recover liquidated damages from Shawn pursuant to the Employment Agreement. The Seller's liability and obligation to indemnify the Buying Parties and/or the Buying Parties' right to set-off against the deferred portion of the Purchase Price shall not commence or accrue until the Buying Parties, together or separately, have suffered or incurred aggregate claims, losses or damages (including costs and attorneys' fees and expenses) in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any twelve (12) month period. The Seller's indemnification obligations set forth herein shall not include indemnification of an Indemnified Buyer Party for such party's internal expenses relating to employee time spent investigating and defending a matter or claim.

         5.2 Indemnification Obligation Of The Buying Parties. From and after the Closing, the Buying Parties will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Buying Parties under this Agreement or the Related Documents, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or the Related Agreements; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 5.2.

         5.3 Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

         If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this Article V; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

         5.4 Payment. Upon the determination of the liability under Section 5.3 hereof, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Aggrieved Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the Indemnifying Party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set-off the unpaid amount of any such claim against any amounts owed by it under this Agreement, the Notes or the Related Agreements. The indemnification obligations hereunder shall survive the consummation of the transactions described herein and shall not be limited by any amount payable by the Buying Parties to Seller under this Agreement, the Notes or the Related Agreements.

         5.5 Compliance with Bulk Sales Laws. The Buying Parties and Seller hereby waive compliance by the Buying Parties and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify the Buying Parties from, and hold them harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by the Buying Parties pursuant to this Agreement.

         5.6 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article V are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby.

                        ARTICLE VI - POST CLOSING MATTERS

         6.1 Survival of Representations and Warranties. The representations, warranties and indemnifications made by the parties in this Agreement relating to any taxes, interest, penalties, assessments or deficiencies shall survive the Closing for the period of the applicable statute of limitations. All other representations, warranties, agreements and obligations made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of seven years. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

         6.2 Discharge of Business Obligations. From the date first above written until Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Practice.

         6.3 Maintenance of Books and Records. Each of Seller and the Buying Parties shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Practice prior to the Closing Date. After the Closing Date, each party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Practice prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives.

         6.4 Payments Received. Seller and the Buying Parties each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Coast shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Coast on account of the Practice and the Assets transferred to Coast hereunder.

         6.5 Covenants of Buying Parties. So long as any of the Notes shall remain unpaid or unsatisfied, unless the Seller and Shawn consent in writing:



         (a) Financial Information.

                  (i) Coast shall furnish to the Seller (which term as used throughout this Section 6.5 does not include East Coast) after the end of each of the first eleven (11) months of each fiscal year its income statement for such month, shall furnish after the end of each fiscal quarter its balance sheet as of the end of such fiscal quarter, and after the end of each fiscal year Coast shall furnish a copy of its annual audited financial statements for such fiscal year.

                  (ii) Diasti shall furnish to the Seller after the end of each fiscal year Diasti its unaudited balance sheet and income statement for such fiscal year.

                  (iii) Terek Diasti and Adam Diasti shall furnish to the Seller after the end of each calendar year statements of net worth, setting forth their respective assets and liabilities at the end of such year.

                  (iv) All of the foregoing financial information shall be prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved and shall present fairly the financial condition as of the dates thereof and in the case of the Buying Parties, the results of their respective operations for the periods then ended.

         (b) Restricted Payments. Neither of the Buying Parties shall declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any capital stock (now or hereafter) outstanding or purchase or redeem any shares of their respective capital stock

(now or hereafter) outstanding; provided, however that the Buying Parties may make distributions to their respective shareholders for the payment of income taxes payable in connection with the Buying Parties' S corporation status.

         (c) Notes Due Upon Sale. All payments due with respect to the Notes shall accelerate and become immediately due and payable upon the sale of substantially all of the assets of either of the Buying Parties not in the ordinary course of the Buying Parties' respective businesses.

         (d) Notes Due Upon Public Offering. All payments due with respect to the Notes shall accelerate and become due and payable ninety (90) days after a Registration Statement under the Securities Act of 1933, as amended, becomes effective with respect to shares of common stock of Coast.

         (e) Corporate Status. The Buying Parties shall remain in good standing in their respective states of incorporation.

         (f) Taxes. The Buying Parties shall pay all applicable federal, state and local taxes when due except to the extent and so long as such taxes are contested in good faith.

         (g) Insurance. The Buying Parties shall maintain insurance covering such risks in such form and amounts as is customary in similar businesses.

         6.6 Additional Actions and Documents. From and after the Closing Date, Seller and Shawn will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as the Buying Parties may request from time to time to evidence transfer of the Assets to the Buying Parties and to fully effectuate the purposes and terms of this Agreement.

                         ARTICLE VII - EVENTS OF DEFAULT

         7.1 Events of Default. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. Either of the Buying Parties fails to make within thirty (30) days of the date when due under the Notes payments of principal or interest of any of the Notes;

         (b) Representation or Warranty. Any representation or warranty by either of the Buying Parties made in this Agreement or any of the Related Agreements is incorrect in any material respect on or as of the date made or deemed made (and which incorrect representation or warranty shall not be corrected within ten (10) days of the determination thereof);

         (c) Specific Defaults. Either of the Buying Parties fails to perform or observe any term, covenant or agreement contained in Article VI hereof and such default shall continue unremedied for a period of ninety (90) days after the date upon which written notice thereof is given to each of the Buying Parties by Seller or Shawn; or


         (d) Insolvency; Debt To Equity Ratio.

                  (i) Any of the Buying Parties or guarantors of the Notes makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy act or other applicable federal or state law (collectively, an "insolvency proceeding");

                  (ii) Any of the Buying Parties or the guarantors of the Notes admits the material allegations of a petition against it in any insolvency proceeding or an order for relief is ordered in any insolvency;

                  (iii) Any of the Buying Parties acquiesces in the appointment of a receiver, trustee, custodian, conservator, or liquidator for itself;

                  (iv) The debt to equity ratio of either of the Buying Parties exceeds 18:1, and such default shall continue unremedied for a period of ninety (90) days.


         7.2 Remedies. If any Event of Default occurs, the Seller and/or Shawn may:

         (a) Declare all payments with respect to the Notes to be accelerated and become immediately due and payable; and

         (b) Exercise all rights and remedies available to the Seller and/or Shawn under this Agreement, the Notes and the Related Documents or applicable law.

                          ARTICLE VIII - MISCELLANEOUS

         8.1 Taxes. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance therewith whether imposed by law on Seller or the Buying Parties and Seller shall indemnify, reimburse and hold harmless the Buying Parties in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         8.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

         8.3 Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.4 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

         8.5 Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

         8.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

                  If to Coast or Diasti, to:

                  Coast Dental Services, Inc.
                  25400 U.S. Highway 19, Suite 225
                  Clearwater, Florida 34623
                  Attention: Adam Diasti


                  With a copy to:

                  Darrell C. Smith, Esquire
                  Shumaker, Loop & Kendrick
                  Suite 2800, Barnett Plaza
                  101 East Kennedy Blvd.
                  Tampa, Florida 33602


                  If to Seller or Shawn, to:

                  Richard J. Shawn, D.M.D., P.A.
                  22 Ormond Parkway
                  Ormond Beach, Florida 32176

                  Attention: Richard J. Shawn


                  With a copy to:

                  J. Brian Baird, Esquire
                  Gurney & Handley, P.A.
                  225 East Robinson Street
                  Suite 450
                  Orlando, Florida 32801

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so personally delivered or three (3) business days after being deposited in the U.S. mail.

         8.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida.

         8.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article V hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         8.9 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         8.10 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         8.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

         8.13 Rules of Construction. The rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such an agreement are hereby waived and relinquished by each party.

         8.14 Prohibition on Marketing of Seller to Third Parties; Confidentiality of Agreement. For a period of ninety (90) days from the date first above written, the Seller will not, directly or indirectly, participate in any discussions or negotiations regarding, or furnish to any person any information whatsoever with respect to the disposition of the Practice or the Assets or any securities or other proprietary interest of Seller either by sale, joint venture or any other business combination. Seller further agrees that during such ninety (90) day period, none of Seller's officers, directors or employees will undertake or continue acquisition discussions with other parties or otherwise disclose the Buying Parties' proposal to anyone other than the duly authorized representatives of the Seller. The parties agree not to make any public announcement with regard to the transaction contemplated by this Agreement without the prior written consent of the other party until after the Closing Date.

         8.15 Brokerage. Each of the parties hereto represents and warrants to the others that no broker is entitled to any commission, or similar fee, in connection with the making and carrying out of this Agreement, except as described in SCHEDULE 8.15 attached hereto and made a part hereof. The commissions or fees of any broker described in SCHEDULE 8.15 shall be the sole responsibility of Seller.

         8.16 Agent For Collection. Following the Closing Date, Coast shall act as an agent on behalf of the Seller in collecting Seller's accounts receivable existing at the Closing Date and described in SCHEDULE 8.16 attached hereto and made a part hereof, and shall act as agent on behalf of Seller in paying Seller's accounts payable existing at the Closing Date and described in SCHEDULE
8.16. In the event that the actual aggregate amount of such accounts payable is in excess of the actual aggregate amount of such accounts receivable, the Seller shall indemnify Coast in the amount of the excess. The determination as to whether an amount is owed to Coast pursuant to this Section 8.16 shall be made by Coast at its reasonable discretion ninety (90) days after the Closing Date, and Coast shall provide the Seller with its records and calculations concerning such excess amount owed. In the event that the actual aggregate amount of Sellers's accounts receivable is in excess of the actual aggregate amount of Seller's accounts payable, such excess amount shall be credited toward any indemnification obligations of Seller under Article V hereof.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                         "SELLER"

                                         RICHARD J. SHAWN, D.M.D., P.A.


                                         By:
                                            -----------------------------
                                              Richard J. Shawn, President

                                         "EAST COAST"

                                         EAST COAST DENTAL MANAGEMENT, INC.


                                         By:
                                            -----------------------------
                                              Richard J. Shawn, President

                                         "SHAWN"



                                         Richard J. Shawn, D.M.D.

                                         "COAST"

                                         COAST DENTAL SERVICES, INC.


                                         By:
                                            -----------------------------
                                              Terek Diasti, President

                                         "DIASTI"

                                         ADAM DIASTI, D.D.S., P.A.


                                         By:
                                            -----------------------------
                                              Adam Diasti, President

                                   EXHIBIT "A"


1630 International Speedway Boulevard
Daytona Beach, Florida 32114

3781 Nova Road
Port Orange, Florida 32119

2437 Enterprise Road
Orange City, Florida 32763

114 Palm Coast Parkway
Palm Coast, Florida 32137

1229-B Providence Boulevard
Deltona, Florida 32725

378 West Granada Boulevard
Ormond Beach, Florida 32174

349 Bill France Boulevard
Daytona Beach, Florida 32114

                                PROMISSORY NOTE

$200,000.00                                                      April 22, 1996

         FOR VALUE RECEIVED, COAST DENTAL SERVICES, INC., a Delaware corporation ("Maker"), hereby promises to pay RICHARD J. SHAWN, D.M.D., P.A. ("Payee") the principal amount of Two Hundred Thousand Dollars ($200,000.00), together with interest thereon at a per annum rate equal to nine percent (9%). Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days from and including the date hereof through May 21, 1999.

         Principal and interest on this Note shall be payable in twenty-four
(24) consecutive monthly installments, in arrears, on the dates and in the amounts set forth in EXHIBIT A attached hereto, beginning on May 22, 1997. If this Note or any installment of principal or interest hereon becomes due and payable on Saturday, Sunday or other day on which commercial banks are authorized or permitted to close under the laws of the State of Florida, the maturity of this Note or such installment shall be extended to the next succeeding business day. All payments under this Note shall be made in United States Dollars and delivered to Payee at 22 Ormand Parkway, Ormand Beach, Florida, 32176.

         This Note is being delivered to Payee by Maker pursuant to that certain Asset Purchase Agreement dated as of April 1, 1996 between Payee and Maker (the "Purchase Agreement") and is subject to the terms and provisions thereof. The principal amount of this Note shall be automatically and permanently reduced by set-off in amounts determined under and in accordance with the terms of the Purchase Agreement.

         This Note is not transferable or assignable by Payee; provided, however, that this Note may be transferred or assigned to (i) Richard J. Shawn,
(ii) a revokable trust created by Richard J. Shawn, or (iii) the beneficiaries of Richard J. Shawn's estate; provided that this Note shall not be thereafter transferred or assigned to any other person or entity. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to debts and obligations incurred and to be paid solely in such jurisdiction. This Note may not be modified or amended and no provision hereof may be waived except by a written instrument executed by the parties to be bound thereby.

                                        COAST DENTAL SERVICES, INC.


                                        By:_____________________________________
                                           Terek Diasti, President



         The obligations under this Note are jointly and severally unconditionally guaranteed by ADAM DIASTI, and TEREK DIASTI.


                                        ________________________________________
                                        Adam Diasti


                                        ________________________________________
                                        Terek Diasti

                               PROMISSORY NOTE

$300,000.00                                                      April 24, 1996
 ----------

         FOR VALUE RECEIVED, ADAM DIASTI, D.D.S., P.A., a Florida professional association ("Maker"), hereby promises to pay RICHARD J. SHAWN, D.D.S., P.A. ("Payee") the principal amount of Three Hundred Thousand Dollars ($300,000.00), together with interest thereon at a per annum rate equal to nine percent (9%). Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days from and including the date hereof through May 31, 1997.

         Principal and interest on this Note shall be payable in twelve (12) consecutive monthly installments, in arrears, on the dates and in the amounts set forth in EXHIBIT A attached hereto, beginning on May 31, 1996. If this Note or any installment of principal or interest hereon becomes due and payable on Saturday, Sunday or other day on which commercial banks are authorized or permitted to close under the laws of the State of Florida, the maturity of this Note or such installment shall be extended to the next succeeding business day. All payments under this Note shall be made in United States Dollars and delivered to Payee at 22 Ormand Parkway, Ormand Beach, Florida, 32176.

         This Note is being delivered to Payee by Maker pursuant to that certain Asset Purchase Agreement dated as of April 1, 1996 between Payee and Maker (the "Purchase Agreement") and is subject to the terms and provisions thereof. The principal amount of this Note shall be automatically and permanently reduced by set-off in amounts determined under and in accordance with the terms of the Purchase Agreement.

         This Note is not transferable or assignable by Payee; provided, however, that this Note may be transferred or assigned to (i) Richard J. Shawn,
(ii) a revokable trust created by Richard J. Shawn, or (iii) the beneficiaries of Richard J. Shawn's estate; provided that this Note shall not be thereafter transferred or assigned to any other person or entity. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to debts and obligations incurred and to be paid solely in such jurisdiction. This Note may not be modified or amended and no provision hereof may be waived except by a written instrument executed by the parties to be bound thereby.

                                          ADAM DIASTI, D.D.S., P.A.


                                          By:
                                             ----------------------------------
                                               Adam Diasti, President


         The obligations under this Note are jointly and severally unconditionally guaranteed by ADAM DIASTI, and TEREK DIASTI.



                                             ----------------------------------
                                               Adam Diasti



                                             ----------------------------------
                                               Terek Diasti

                                 PROMISSORY NOTE


$100,000.00                                                      April 24, 1996
 ----------


         FOR VALUE RECEIVED, COAST DENTAL SERVICES, INC., a Delaware corporation ("Maker"), hereby promises to pay RICHARD J. SHAWN, D.M.D. ("Payee") the principal amount of One Hundred Thousand Dollars ($100,000.00), together with interest thereon at a per annum rate equal to nine percent (9%). Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days from and including the date hereof through May 31, 1999.

         Principal and interest on this Note shall be payable in twenty-four
(24) consecutive monthly installments, in arrears, on the dates and in the amounts set forth in EXHIBIT A attached hereto, beginning on May 31, 1997. If this Note or any installment of principal or interest hereon becomes due and payable on Saturday, Sunday or other day on which commercial banks are authorized or permitted to close under the laws of the State of Florida, the maturity of this Note or such installment shall be extended to the next succeeding business day. All payments under this Note shall be made in United States Dollars and delivered to the residence of Payee located at 22 Ormand Parkway, Ormand Beach, Florida 32176.

         This Note is being delivered to Payee by Maker pursuant to that certain Asset Purchase Agreement dated as of April 1, 1996 between Payee and Maker (the "Purchase Agreement") and is subject to the terms and provisions thereof. The principal amount of this Note shall be automatically and permanently reduced by set-off in amounts determined under and in accordance with the terms of the Purchase Agreement.

         This Note is not transferable or assignable by Payee; provided, however, that this Note may be transferred or assigned to (i) a revokable trust created by Payee, or (ii) the beneficiaries of Payee's estate, provided that this Note shall not be thereafter transferred or assigned to any other person or entity. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to debts and obligations incurred and to be paid solely in such jurisdiction. This Note may not be modified or amended and no provision hereof may be waived except by a written instrument executed by the parties to be bound thereby.

                                            COAST DENTAL SERVICES, INC.


                                            By:
                                               --------------------------------
                                                 Terek Diasti, President


         The obligations under this Note are jointly and severally unconditionally guaranteed by ADAM DIASTI, and TEREK DIASTI.




                                             --------------------------------
                                               Adam Diasti



                                             --------------------------------
                                               Terek Diasti

                                 PROMISSORY NOTE


$900,000.00                                                      April 24, 1996
 ----------


         FOR VALUE RECEIVED, COAST DENTAL SERVICES, INC., a Delaware corporation ("Maker"), hereby promises to pay RICHARD J. SHAWN, D.M.D. ("Payee") the principal amount of Nine Hundred Thousand Dollars ($900,000.00), together with interest thereon at a per annum rate equal to nine percent (9%). Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days from and including the date hereof through May 31, 2003.

         Principal and interest on this Note shall be payable in seventy-two
(72) consecutive monthly installments, in arrears, on the dates and in the amounts set forth in EXHIBIT A attached hereto, beginning on May 31, 1997. If this Note or any installment of principal or interest hereon becomes due and payable on Saturday, Sunday or other day on which commercial banks are authorized or permitted to close under the laws of the State of Florida, the maturity of this Note or such installment shall be extended to the next succeeding business day. All payments under this Note shall be made in United States Dollars and delivered to the residence of Payee located at 22 Ormand Parkway, Ormand Beach, Florida 32176.

         This Note is being delivered to Payee by Maker pursuant to that certain Asset Purchase Agreement dated as of April 1, 1996 between Payee and Maker (the "Purchase Agreement") and is subject to the terms and provisions thereof. The principal amount of this Note shall be automatically and permanently reduced by set-off in amounts determined under and in accordance with the terms of the Purchase Agreement.

         This Note is not transferable or assignable by Payee; provided, however, that this Note may be transferred or assigned to (i) a revokable trust created by Payee, or (ii) the beneficiaries of Payee's estate, provided that this Note shall not be thereafter transferred or assigned to any other person or entity. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to debts and obligations incurred and to be paid solely in such jurisdiction. This Note may not be modified or amended and no provision hereof may be waived except by a written instrument executed by the parties to be bound thereby.

                                              COAST DENTAL SERVICES, INC.


                                              By:
                                                 ------------------------------
                                                   Terek Diasti, President


         The obligations under this Note are jointly and severally unconditionally guaranteed by ADAM DIASTI, and TEREK DIASTI.




                                                  ------------------------------
                                                    Adam Diasti



                                                 ------------------------------
                                                   Terek Diasti

                EMPLOYMENT AGREEMENT AND COVENANT NOT TO COMPETE


         EMPLOYMENT AGREEMENT AND COVENANT NOT TO COMPETE made as of this 1st day of April, 1996 between ADAM DIASTI, D.D.S., P.A., a Florida professional association with its principal place of business at 25400 U.S. Highway 19, Suite 225, Clearwater, Florida 34623 (the "Company"), and RICHARD J. SHAWN, D.M.D., residing at 22 Ormond Parkway, Ormond Beach, Florida 32176 (the "Employee").

         WHEREAS, the Company and Coast Dental Services, Inc. ("Coast") have purchased certain of the assets of the Employee's wholly-owned Florida professional association, Richard J. Shawn, D.M.D., P.A., and Employee's wholly-owned Florida corporation, East Coast Dental Management, Inc. pursuant to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") of even date herewith;

         WHEREAS, the Employee is a dentist licensed to practice dentistry in the State of Florida who possesses special knowledge relating to the assets purchased pursuant to the Asset Purchase Agreement and who has developed valuable, long-term relationships with patients to be cared for by the Company which make him valuable to the Company and which will contribute to the Company's future success;

         WHEREAS, the Company desires to employ the Employee and the Employee desires to serve in the employ of the Company upon the terms and conditions set forth herein; and

         WHEREAS, as consideration for and in connection with the Asset Purchase Agreement and such employment arrangement, the parties hereto desire to enter into a covenant not to compete.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1.      Employment, Acceptance and Term.

                 1.1 Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, as a dentist for the term set forth in
Section 1.2 below.

                 1.2 The term of this Agreement shall be for a one (1) year period commencing as of April 1, 1996 and ending on March 31,

1997. This Agreement may be renewable by mutual agreement of the Company and the Employee for subsequent terms of one (1) year by giving the Employee notice of such renewal at least thirty (30) days prior to the end of any term hereof.

         2.      Duties and Authority.

         During the term of this Agreement, the Employee shall devote his full time and energies to the business and affairs of the Company. The Employee shall not accept any other employment during the term of this Agreement, nor shall he permit such personal business interests as he may have to interfere with the performance of his duties hereunder. The Employee agrees to use his best efforts, skill and abilities to promote the Company's interests and to faithfully and diligently perform, to the best of his abilities, such dentistry duties as may from time to time be assigned to him by the Company's President, it being acknowledged by both parties hereto that the Employee shall perform such dentistry duties in accordance with local and state customs and rules of ethical conduct and standards of professional care. All such services shall be rendered for and in consideration of the compensation payable to the Employee under Section 3 hereof.

         3.      Compensation.

         During the term of this Agreement, the Company shall pay to the Employee, in arrears, semi-monthly payments at a rate which shall equal Three Hundred and No/100 Dollars ($300.00) per day worked by the Employee in the immediately preceding payment period. The Employee shall also be eligible to participate in the Company's bonus system as described in EXHIBIT A attached hereto and made a part hereof. All payments made hereunder as compensation shall be subject to withholding for federal income tax purposes, FICA and other applicable state and local taxes, if any.

         4.      Expenses.

         The Company shall pay or reimburse the Employee for all reasonable and necessary expenses incurred by the Employee and authorized by the Company during the term of this Agreement in connection with the business of the Company; provided, however, the Employee shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended. Such expenses shall include, without limitation, any additional amounts under the Employee's professional liability insurance policies relating to coverage of other dentists employed by the Company which amounts are due and payable after the date hereof.

         5.      Additional Benefits.

         During the term of this Agreement the Employee shall be allowed to participate (subject to uniformly applicable requirements for participation) at the Company's expense in any health, medical, disability, insurance or pension plan made available by the Company for the benefit of its employees generally, and shall be entitled to an annual vacation of two (2) weeks for the first year hereof and three (3) weeks thereafter with full pay and allowances, to be taken at such time or times as shall be mutually agreed between the Company and the Employee. The Company's current employee benefit plans are described in EXHIBIT B attached hereto and made a part hereof.

         6.      Normal Working Hours.

         The Employee is expected to work at least thirty-five (35) hours per week, but shall not work in excess of forty (40) hours in any one week unless instructed to do so by the President of the Company. The working hours shall be normally 8:30 a.m. to 5:30 p.m Monday through Saturday, but may be determined differently by the Company from time-to- time. The Employee may also be required to work some evenings and weekends in order to accommodate the patients cared for by the Company.

         7.      Record-keeping.

         The Employee shall maintain written records of his time spent working for the Company, and shall submit such records to the Company as directed by the Company. The Employee shall keep and maintain other records relating to all professional services rendered in the form and manner as required by the Company from time-to-time. The Employee shall also prepare reports, claims and correspondence as required. All of these records and related materials shall belong to the Company as will all dental records and other files concerning patients of the Company.

         8.      At Will Employment.

                 8.1 The Company may terminate this contract and employment hereunder, without cause and at any time, upon thirty (30) days' written notice by certified or registered mail to the other party at the address set forth above; provided, however, that the Company may terminate the employment hereunder immediately if the Employee engages in any of the following "for cause" conduct: (i) the Employee is convicted of a felony or other crime involving moral turpitude; (ii) the Employee continuously or habitually uses narcotics or alcohol to an extent which materially impairs the Employee's performance of his duties hereunder, after ten (10) days' written notice to the Employee by the President of the

Company describing such improper conduct and the failure by the Employee to correct such conduct within such ten (10) day period; (iii) the Employee misappropriates funds or property of the Company or any affiliate of the Company; (iv) the Employee knowingly violates a material term of this Agreement and such violation continues after ten (10) days' written notice to the Employee by the President of the Company describing such violation; or (v) the Employee engages in any other gross misconduct in the performance of, or a material failure or refusal of the Employee to perform his duties in accordance with this Agreement after ten (10) days' written notice to the Employee by the President of the Company describing such improper conduct and the failure by the Employee to correct such conduct within such ten (10) day period.

                 8.2 In the event that during the initial one-year term of this Agreement the Employee terminates this Agreement without cause or is terminated by the Company as a result of his engaging in any of the "for cause" conduct described in Section 8.1 above, the parties agree that the Employee shall pay liquidated damages of Five Hundred Thousand and No/100 Dollars ($500,000.00) to the Company, which the parties agree is a reasonable amount to pay for such breach because of the resulting loss of goodwill associated with the departure of the Employee from the Company's employ. All disputes, differences and questions arising between the parties relating to the discharge of the Employee based on the "for cause" conduct described in Section 8.1 above shall be referred to mandatory, binding arbitration between the parties hereto according to the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators determining the dispute shall be selected as follows: one (1) arbitrator shall be appointed by the Company, one (1) arbitrator shall be appointed by the Employee, and the arbitrators so chosen shall, if themselves unable to agree on the issue within ten (10) days after their appointment, choose an additional arbitrator without unnecessary delay, and the decision in writing signed by any two (2) of them shall be final and binding on the parties hereto. If either party fails to appoint an arbitrator within ten (10) days after the other side shall have served written notice thereof upon the other party, then the arbitrator so appointed by the first party shall have power to proceed to arbitrate and determine the issue. No one shall be nominated or act as an arbitrator who is in any way financially interested in this Agreement or in the business affairs of either party. The arbitrators shall also determine the parties' liabilities for expenses of such reference, attorneys' fees and all other related costs. The decision or award of the arbitrators may be entered as a judgment in any court of competent jurisdiction.

         9.      License; Continuing Education.

         At all times during the term of this Agreement, the Employee shall keep in full force and effect his State of Florida dentist license. The Employee shall participate in continuing education in order to improve and maintain his professional skills and comply with the Florida Board of Dentistry's continuing education requirements. The costs of maintaining the Employee's dentist license and the tuition and registration expenses for continuing education shall be the sole responsibility of the Employee.

         10.     Non-Competition.

                 10.1 The Employee agrees that during and until the later of (i) two years after the termination of his employment with the Company or
(ii) five (5) years after the date first above written, the Employee shall not, in any manner, directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent, creditor, coventurer or otherwise be or become interested in or be associated with any other corporation, firm, business or person engaged within Orange County, Seminole County, Volusia County or Flagler County, Florida in the practice of dentistry or be or become interested in or be associated with any other corporation, firm, business or person engaged in the dental management business within any county where Coast has a dental office; provided, however, that following the termination of the employment relationship created by this Agreement, the Employee may practice dentistry for a not-for-profit or charitable corporation or governmental entity which is not in competition with the Company or Coast. The Employee also agrees that during and until two (2) years after the date first above written, the Employee shall not, in any manner, directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent, creditor, coventurer or otherwise be or become interested in or be associated with any other corporation, firm, business or person engaged in the practice of dentistry within a three (3) mile radius of any Coast dental office; provided, however, that following the termination of the employment relationship created by this Agreement, the Employee may practice dentistry for a not-for-profit or charitable corporation or governmental entity which is not in competition with the Company or Coast.

                 10.2 The Employee acknowledges that his knowledge, skills and position are unique and, therefore, that the breach by him of the provisions of Section 10.1 shall cause irreparable harm to the Company and Coast, which harm cannot be fully redressed by the payment of damages to the Company or Coast. Accordingly, the Company and Coast shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the Employee from any violation or threatened violation of Section 10.1, and the Employee hereby consents to the issuance of such injunction. If any of the rights or restrictions contained or provided for herein shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof or any other provision of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision and enforce this Section 10 in its reduced form for all purposes in the manner contemplated hereby. This Section 10 shall survive the termination of this Agreement and of the Employee's employment hereunder.

         11.     Confidential Information; Non-Solicitation.

                 11.1 The Employee agrees that he shall not at any time (whether during the period of his employment with the Company or at any time thereafter) use outside the scope of his employment hereunder or disclose to any person, corporation, firm, partnership or other entity whatsoever, or to any officer, director, stockholder, partner, associate, employee, agent or representative of any thereof, any business plans, business methods, customer lists, or any other confidential information or trade secrets of or relating to the Company or its business or Coast or its business (collectively, "Confidential Information"). The Employee acknowledges that all Confidential Information is the exclusive property of the Company and/or Coast and the Employee agrees to maintain the Confidential Information in strictest confidence and use the Confidential Information solely in the performance of his duties under this Agreement.

                 11.2 The Employee agrees that during the term of his employment hereunder and for a period of two (2) years following the termination of such employment, he shall not solicit, engage, hire, or employ any then present employee of the Company or Coast or enter into any arrangement with any then present employee of the Company or Coast for the purposes of terminating such employee's employment with the Company or Coast.

                 11.3 The Company and Coast shall be entitled, in addition to any other right and remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the Employee from any violation of Sections 11.1 or 11.2 hereof, and the Employee hereby consents to the issuance of such injunction. If any of the restrictions contained herein shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof or any other provision of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision and enforce this Section 11 in its reduced form for all purposes in the manner contemplated hereby. This Section 11 shall survive the termination of this Agreement and the Employee's employment hereunder.

         12.     Notices.

         All notices hereunder and other communications required or permitted to be given to either party hereto shall be in writing and delivered by hand or sent by overnight or by certified mail, return receipt requested, postage prepaid, addressed to such party at the party's address referred to above, or at such other address as such party may from time to time designate by written notice to the other party hereto, given in accordance with the provisions of this Section 12. Any such notice or other communication shall be deemed to have been given on its date of personal delivery or three (3) business days after being deposited in the U.S. mail.

         13.     Waivers.

         No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed to constitute a waiver of any other breach of such provision or a waiver of any breach of any other provision of this Agreement.

         14.     Agreement Compete; Amendments.

         There are no oral agreements or understandings with respect to or affecting this Agreement and this Agreement may not be amended, supplemented, cancelled or discharged except by a written instrument executed by the party to be charged.

         15.     Non-Assignability.

         The respective rights and obligations hereunder of the parties hereto are personal to such parties and shall not be transferred or assigned by them, in whole or in part, to any other person, firm or corporation; provided that the Company may assign this Agreement and the benefits hereunder without the consent of the Employee, without being relieved from any liability hereunder, to any of its direct or indirect "affiliates" or "associates" (as such terms are defined in Rule 405 of the Rules and Regulations promulgated under the Securities Act of 1933).

         16.     Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

         17.     Captions.

         All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.




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

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



                                        "COMPANY"

                                        ADAM DIASTI, D.D.S., P.A.


_____________________________           By: ____________________________________
                                            Adam Diasti, President


                                        "EMPLOYEE"


_____________________________           ________________________________________
                                        Richard J. Shawn, D.M.D.




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